UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2009, Louis A. Mamakos resigned as Chief Technology Officer of Vonage Holdings Corp. (the “Company”). In connection with his resignation, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Mamakos.

Pursuant to the terms of the Separation Agreement, Mr. Mamakos provided a general release and agreed to provide the Company with up to 16 hours per week of transition services until September 26, 2009. In consideration, the Company will make the following payments to Mr Mamakos: (i) $110,000, which represents six months of Mr. Mamakos’ annual base salary upon separation and which will be paid in regular payroll installments over a six-month period and (ii) a pro rata portion of Mr. Mamakos’ 2009 target bonus covering the period January 1, 2009 through March 27, 2009, which will be determined when the Company customarily pays 2009 bonuses and will be paid on or before March 15, 2010. In addition to amounts owed to him at the time of his resignation, Mr. Mamakos will be entitled to reimbursement for COBRA premiums for a six month period and a payment for the filing and/or issuance of any patents in which Mr. Mamakos is listed as an inventor in accordance with the Company’s patent reward program. From September 27, 2009 through March 27, 2010, Mr. Mamakos has also agreed to make himself available to the Company for up to 12 hours per week to assist with specified matters pertaining to Mr. Mamakos’ prior employment, subject to his reasonable availability, for which Mr. Mamakos will be paid $190 per hour.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: April 1, 2009	By:	/s/ John S. Rego
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer